                      SECURITIES AND EXCHANGE COMMISSION

                             Washington D.C. 20549

                                CURRENT REPORT

                                  FORM 8-K/A

                                AMENDMENT NO. 3

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report:  June 14, 1994



                         AMERIQUEST TECHNOLOGIES, INC.
- ------------------------------------------------------------------------------
              (Exact name of registrant as specified in charter)


                                   Delaware
- ------------------------------------------------------------------------------
                (State of other jurisdiction of incorporation)


             1-10397                                     33-0244136
- ------------------------------------------------------------------------------
    (Commission File Number)                 (IRS Employer Identification No.)


      2722 Michelson Drive, Irvine, CA                                92715
- ------------------------------------------------------------------------------
  (Address of principal executive offices)                          (Zip Code)


                                (714) 222-6000
- ------------------------------------------------------------------------------
             (Registrant's telephone number, including area code)


                            CMS ENHANCEMENTS, INC.
- ------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets
         ------------------------------------

     Effective June 6, 1994, AmeriQuest Technologies, Inc. ("AQS") issued 1.1 million shares of its Common Stock in exchange for 3.3 million shares (51 percent) of Kenfil Inc. ("Kenfil") Common Stock held by certain principal shareholders of Kenfil in a first-stage exchange pursuant to AmeriQuest's two phase acquisition of Van Nuys, California-based Kenfil.

     Subject to AmeriQuest and Kenfil stockholders' approvals, the remaining shares of Kenfil Common Stock will be exchanged in a merger transaction (the "Merger") at the same conversion ratio of 0.34 shares of AmeriQuest for each share of Kenfil common stock. The Merger is expected to be completed in August, 1994.

     Simultaneously with the Merger, holders of approximately $7.3 million of Kenfil subordinated debt are expected to exchange their debt for additional shares of AmeriQuest Common Stock. The transactions would result in AmeriQuest issuing a total of approximately 3.1 million shares to the Kenfil stockholders and debtholders.

     Kenfil is a distributor of microcomputer software. Its key vendors include Corel, Broderbund, Symantec, Quarterdeck Office Systems and IBM.


Item 7.  Financial Statements and Exhibits
         ---------------------------------

     (a) The financial statements of Kenfil required to be filed pursuant to
Item 7(a) of Form 8-K are incorporated herein by reference to the following periodic reports of Kenfil filed by it under the Securities Exchange Act of 1934, as amended, SEC File No. 0-19905:
         (i)  Annual Report on Form 10-K for the fiscal year ended June 30, 1993
         (ii) Quarterly Reports on Form 10-Q for the quarters ended September 30, 1993, December 31, 1993 and March 31, 1994.

     (b) The pro forma financial information required to be filed pursuant to
Item 7(b) of Form 8-K and Rule 601 of Regulation S-K are attached hereto and incorporated herein by this reference, including:
         Pro Forma Condensed Balance Sheet at March 31, 1994
         Pro Forma Condensed Statements of Operations for the fiscal year ended
           June 30, 1993
         Pro Forma Condensed Statements of Operations for the nine months ended
           March 31, 1994

Exhibit No.      Description of Exhibit
- -----------      ----------------------

    2 Agreement and Plan of Reorganization dated March 31, 1994, as amended, by and between AmeriQuest, Kenfil and certain principal shareholders of Kenfil.

    28 Kenfil's financial statements as contained in its Annual Report on Form 10-K for the fiscal year ended June 30, 1993 and its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1993, December 31, 1993 and March 31, 1994.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         AMERIQUEST TECHNOLOGIES, INC.



                                         /s/ Stephen G. Holmes
                                         ---------------------------------
                                         Stephen G. Holmes
                                         Secretary, Treasurer and
                                         Chief Financial Officer



Dated:  May 22, 1995

             AMERIQUEST AND KENFIL PRO FORMA FINANCIAL INFORMATION


                         AMERIQUEST TECHNOLOGIES, INC.
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


The accompanying unaudited pro forma condensed consolidated financial statements reflect the purchase of a 51% interest in Kenfil, Inc. ("Kenfil") by AmeriQuest Technologies, Inc. ("AmeriQuest") facilitated by an exchange of 1,110,093 shares of AmeriQuest Common Stock for 51% of the outstanding shares of Kenfil common stock. The transaction will be accounted for using the purchase method of accounting. AmeriQuest is the acquiror for accounting purposes. The pro forma financial statements also give effect to the issuance of approximately 2 million shares of AmeriQuest common stock in exchange for the outstanding subordinated debt of Kenfil with a book value of $7.3 million and a fair value of $3.7 million.

The unaudited pro forma condensed consolidated balance sheet is based upon AmeriQuest and Kenfil historical balance sheets as of March 31, 1994 and is presented as if the transaction had been consummated on March 31, 1994.

The unaudited pro forma condensed consolidated statements of operations for the year ended June 30, 1993 and the nine months ended March 31, 1994 give effect to the 51% purchase of Kenfil by AmeriQuest as if the transaction had occurred at the beginning of AmeriQuest's fiscal year ended June 30, 1993. The statements of operations combine historical results of operations of AmeriQuest and Kenfil for the year ended June 30, 1993 and for the nine months ended March 31, 1994, respectively.

The pro forma adjustments are based on available information and upon certain assumptions which management believes are reasonable. However, the pro forma condensed consolidated financial statements do no purport to be indicative of the results which would have been achieved if the transaction had been completed on the respective dates above or the results which may be achieved in the future.

                AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES
                       PRO FORMA CONDENSED BALANCE SHEET
                          March 31, 1994 (Unaudited)
                     (Dollars in thousands except shares)


(Dollars in thousands, except
per share data)

   ASSETS

                                                              AmeriQuest                        Pro Forma            Pro Forma
                                                          Technologies, Inc.    Kenfil Inc.    Adjustments           Combined
                                                          ------------------    -----------   -------------         ------------
CURRENT ASSETS
  Cash                                                            $      387     $      720  $                       $     1,107
  Accounts receivable, net                                            13,688         20,777                               34,465
  Inventories                                                         16,276         19,441                               35,717
  Income taxes receivable                                                  0          1,258              0                 1,258
  Prepaid expenses and other                                             816          1,967           (110)(D)             2,673
                                                                  ----------     ----------  -------------           -----------
     Total current assets                                             31,167         44,163           (110)               75,220
                                                                  ----------     ----------  -------------           -----------

PROPERTY AND EQUIPMENT, NET                                            5,250          1,268                                6,518

OTHER ASSETS                                                           3,719            356                                4,075
                                                                  ----------     ----------  -------------           -----------

                                                                  $   40,136     $   45,787  $        (110)          $    85,813
                                                                  ==========     ==========  =============           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                              AmeriQuest                         Pro Forma            Pro Forma
                                                           Technologies, Inc.    Kenfil Inc.    Adjustments           Combined
                                                           -----------------    -----------   -------------         ------------
CURRENT LIABILITIES
  Line of credit                                                  $        0     $   16,267  $                       $    16,267
  Notes payable                                                       16,263          6,056         (6,056)(B)            16,263
  Accounts payable                                                     8,727         18,929            957 (A)            28,613
  Accrued expenses and other                                           1,233          1,091                                2,324
                                                                  ----------     ----------  -------------           -----------
     Total current liabilities                                        26,223         42,343         (5,099)               63,467
                                                                  ----------     ----------  -------------           -----------

LONG-TERM DEBT                                                             0          1,437         (1,325)(B)               112

DEFERRED INCOME TAXES                                                    267              0                                  267

MINORITY INTEREST                                                          0              0          2,815 (E)             2,815

STOCKHOLDERS' EQUITY
  Common stock, $.01 par value;
    authorized 10,000,000 shares;
    issued and outstanding
    7,865,916 shares                                                      79              0             32 (A,B)             111
  Common stock, $.01 par value;
    authorized 25,000,000 shares;
    issued and outstanding
    6,401,918 shares                                                       0             64            (64)(G)                 0
                                                                                                     5,474 (A,B)
  Additional paid-in capital                                          24,851         21,301        (21,301)(G)            30,325
  Retained deficit                                                   (11,284)       (19,358)        19,358 (G)           (11,284)
                                                                  ----------     ----------  -------------           -----------
    Total stockholders' equity                                        13,646          2,007          3,499                19,152
                                                                  ----------     ----------  -------------           -----------
                                                                  $   40,136     $   45,787  $        (110)          $    85,813
                                                                  ==========     ==========  =============           ===========

                         AMERIQUEST TECHNOLOGIES, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                         For year ended June 30, 1993
                                  (Unaudited)


(Dollars in thousands, except
per share data)

                                                     AmeriQuest                         Pro Forma        Pro Forma
                                                  Technologies, Inc.     Kenfil Inc.   Adjustments        Combined
                                                  ------------------   -------------   -----------      ------------

NET SALES                                              $      73,082   $     184,054   $         0      $    257,136
COST OF SALES                                                 61,539         160,319             0           221,858
                                                       -------------   -------------   -----------      ------------
   Gross profit                                               11,543          23,735             0            35,278

OPERATING EXPENSES
   Selling, general and administrative                        10,274          18,936                          29,210
   Research and development                                      782               0             0               782
                                                       -------------   -------------   -----------      ------------
                                                              11,056          18,936             0            29,992
                                                       -------------   -------------   -----------      ------------
   Income from operations                                        487           4,799             0             5,286

OTHER INCOME (EXPENSE)
   Other income                                                   26               0             0                26
   Interest expense                                             (277)         (3,163)          930 (C)        (2,510)
                                                       -------------   -------------   -----------      ------------
                                                                (251)         (3,163)          930            (2,484)
                                                       -------------   -------------   -----------      ------------
   Income before taxes and
    minority interest                                            236           1,636           930             2,802

PROVISION FOR INCOME TAXES                                         0             550           372 (C)           922
                                                       -------------   -------------   -----------      ------------

   Income before minority interest                               236           1,086           558             1,880

MINORITY INTEREST IN EARNINGS
   OF SUBSIDIARY                                                   0               0           806 (E)           806
                                                       -------------   -------------   -----------      ------------
   Net income                                          $         236   $       1,086   $      (248)      $     1,074
                                                       =============   =============   ===========      ============

Net income (loss) per common share and
   common share equivalent                                     $0.08                                           $0.17
                                                       =============                                    ============

Common and common equivalent share                         3,060,908                                       6,207,139
                                                       =============                                    ============


                         AMERIQUEST TECHNOLOGIES, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     For nine months ended March 31, 1994
                                  (Unaudited)


(Dollars in thousands, except
per share data)

                                                      AmeriQuest                       Pro Forma        Pro Forma
                                                  Technologies, Inc.    Kenfil Inc.   Adjustments        Combined
                                                  ------------------   -------------  -----------      ------------
NET SALES                                              $      62,976   $     124,171   $         0      $    187,147
COST OF SALES                                                 53,344         115,685             0           169,029
                                                       -------------   -------------   -----------      ------------
   Gross profit                                                9,632           8,486             0            18,118

OPERATING EXPENSES
   Selling, general and administrative                         8,981          14,311             0            23,292
   Earthquake loss                                                 0           2,821(F)          0             2,821
   Research and development                                    5,000             484             0             5,484
                                                       -------------   -------------   -----------      ------------
                                                              13,981          17,616             0            31,597
                                                       -------------   -------------   -----------      ------------
   Income (loss) from operations                              (4,349)         (9,130)            0           (13,479)

OTHER INCOME (EXPENSE)
   Other income                                                   45               0             0                45
   Interest expense                                             (382)         (2,097)          700 (C)        (1,779)
                                                       -------------   -------------   -----------      ------------
                                                                (337)         (2,097)          700            (1,734)
                                                       -------------   -------------   -----------      ------------
   Income before taxes and
    minority interest                                         (4,686)        (11,227)          700           (15,213)

INCOME TAX BENEFIT                                                0              88             0                88
                                                       -------------   -------------   -----------      ------------

   Income (loss) before minority interest                     (4,686)        (11,139)          700           (15,125)

MINORITY INTEREST IN LOSS
   OF SUBSIDIARY                                                   0               0         2,815 (E)         2,815
                                                       -------------   -------------   -----------      ------------
   Net income (loss)                                   $      (4,686)  $     (11,139)  $     3,515      $    (12,310)
                                                       =============   =============   ===========      ============

Net income (loss) per common share and
   common share equivalent                                    $(0.90)                                         $(1.47)
                                                       =============                                    ============

Common and common equivalent share                         5,226,471                                       8,372,702
                                                       =============                                    ============

            FOOTNOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF AMERIQUEST TECHNOLOGIES, INC. AND KENFIL, INC.


(A) To effect the purchase of a 51% interest in Kenfil, AmeriQuest issued 1,110,093 shares of Common Stock in exchange for 3,264,978 shares of Kenfil common stock. The common stock consideration reflects a per share valuation of $1.75, representing a discounted quoted market price, based upon discounts received on recently completed private equity cash transactions. At the time of the transaction, the Company incurred approximately
     $957,000 in direct acquisition costs for a total purchase price of $2,899,663. The Kenfil purchase price allocation is based upon management's preliminary estimate of the fair value of Kenfil net assets. Management is currently in process of completing its detailed analysis of the fair value of Kenfil net assets acquired and therefore the related purchase price allocation presented herein may materially change as a result of the completed analysis. For each $1 million of goodwill recorded due to future purchase price allocation adjustments, the pro forma net income for the year ended June 30, 1993 would decrease by $100,000.

(B) In conjunction with the purchase of the 51% interest in Kenfil, AmeriQuest will issue 2,036,138 additional shares of Common Stock in satisfaction of certain Kenfil subordinated debt with a book value of $7,381,000. The number of AmeriQuest Common Stock Shares issuable to Kenfil debtholders is based upon the Quoted Market Price of AmeriQuest Common Stock at the date of exchange. The AmeriQuest common stock issued to Kenfil debtholders is valued at $1.75 per share, representing a discounted quoted market price, based on the valuation method discussed in Note (A).

(C) Savings of interest expense on notes payable and long-term debt retired through the issuance of AmeriQuest Common Stock in (B) above, interest ranging from 9.5% to 13.91%, net of as income tax effect.

(D) To record the expiration of $110,000 in commitment fees paid in connection with obtaining the subordinated debt. See (B) above.

(E) To record 49% minority interest in earnings of subsidiary. The minority interest included in the pro forma balance sheet is based upon Kenfil's historical net assets adjusted for the fair value of the subordinated debt retired as part of the acquisition.

(F) The earthquake loss included in Kenfil's historical financials included charges of $2,821,000 for losses sustained in the Southern California earthquake.




(G)  To eliminate the historical equity of Kenfil.

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington D.C. 20549

                                CURRENT REPORT

                                  FORM 8-K/A

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report:  July 18, 1994



                         AMERIQUEST TECHNOLOGIES, INC.
- -------------------------------------------------------------------------------
              (Exact name of registrant as specified in charter)


                                   Delaware
- -------------------------------------------------------------------------------
                (State of other jurisdiction of incorporation)


              1-10397                                      33-0244136
- -------------------------------------------------------------------------------
     (Commission File Number)                 (IRS Employer Identification No.)


        2722 Michelson Drive, Irvine, CA                               92715
- -------------------------------------------------------------------------------
     (Address of principal executive offices)                        (Zip Code)


                                (714) 222-6000
- -------------------------------------------------------------------------------
             (Registrant's telephone number, including area code)


                            CMS ENHANCEMENTS, INC.
- -------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         The Registrant earlier reported that on July 8, 1994 the Registrant reacquired 345,091 shares of its Common Stock from Mr. James D'Jen, a former officer and director of AQS, as down payment on an obligation of Mr. D'Jen to exchange 350,000 shares of AQS Common Stock in exchange for all (100%) of the common stock of AQS's Singapore subsidiary, CMS Enhancements (S) PTE Ltd. The balance of the 4,909 shares of AQS Common Stock were never delivered to the Registrant. Accordingly, after numerous demands of Mr. D'Jen to deliver the balance of the shares due, the Board of Directors resolved on March 17, 1995 to return the shares to Mr. D'Jen evidencing the down payment shares and to abandon the proposed sale.

         The Singapore company is a distributor of commodity disk drives. Sales for this Singaporean subsidiary approximate $20 million annually, but historically have not effectively contributed to the domestic operations.

         In the opinion of management the terms of the transaction were negotiated at "arm's-length" at a point in time that Mr. D'Jen was estranged from the Company, and it appears that this estranged relationship has resulted in Mr. D'Jen being unwilling to pay the full bargained-for consideration.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       AMERIQUEST TECHNOLOGIES, INC.


                                       /s/ Stephen G. Holmes
                                       ----------------------------------
                                       Stephen G. Holmes
                                       Secretary, Treasurer and
                                       Chief Financial Officer

Dated: April 4, 1995

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington D.C. 20549

                                CURRENT REPORT

                                  FORM 8-K/A

                               (Amendment No. 4)

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report:  September 12, 1994



                         AMERIQUEST TECHNOLOGIES, INC.
- -------------------------------------------------------------------------------
              (Exact name of registrant as specified in charter)


                                   Delaware
- -------------------------------------------------------------------------------
                (State of other jurisdiction of incorporation)


              1-10397                                      33-0244136
- -------------------------------------------------------------------------------
     (Commission File Number)                 (IRS Employer Identification No.)


        2722 Michelson Drive, Irvine, CA                               92715
- -------------------------------------------------------------------------------
     (Address of principal executive offices)                        (Zip Code)


                                (714) 222-6000
- -------------------------------------------------------------------------------
             (Registrant's telephone number, including area code)



- -------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of  Assets
         -------------------------------------


     Effective June 6, 1994, AmeriQuest Technologies, Inc. ("AQS") issued 1,130,330 shares of its Common Stock in exchange for 3.3 million shares (51 percent) of Kenfil Inc. ("Kenfil") Common Stock held by certain principal shareholders of Kenfil in a first-stage exchange pursuant to AmeriQuest's two phase acquisition of Van Nuys, California-based Kenfil.


     On September 12, 1994, the shareholders of Kenfil and AQS approved the proposed merger of "AmeriQuest/Kenfil Inc.," a wholly-owned subsidiary of AQS, with and into Kenfil (the "Merger"). The Merger has since become effective, and AQS is now the sole shareholder of AmeriQuest/Kenfil Inc. In connection with the Merger, AQS issued 1,046,254 shares of its Common Stock to the Kenfil minority shareholders, 1,894,360 shares to the holders of Kenfil's subordinated debt and 2,788,353 shares (of which 388,316 were issued prior to June 30, 1994) to Kenfil's vendors.

     Kenfil is a distributor of microcomputer software. Its key vendors include Corel, Broderbund, Symantec, Quarterdeck Office Systems and IBM.

                          ---------------------------

     Effective September 22, 1994, ("AQS") issued 1,402,805 shares of its Common Stock in exchange for 50.1 percent of the issued and outstanding shares of Robec, Inc. ("Robec") Common Stock held by certain principal shareholders of Robec in a first-stage exchange pursuant to AmeriQuest's two phase acquisition of Robec.

     Subject to AmeriQuest and Robec stockholders' approvals, the remaining shares of Robec Common Stock will be exchanged in a merger transaction (the "Merger") at the same conversion ratio of 0.63075 shares of AmeriQuest for each share of Robec common stock. The Merger is expected to be completed in early 1995.

     Robec is a national value-added distributor of microcomputer systems, peripherals and accessories. Its key vendors include Acer, IBM, MultiTech, Okidata, Unisys and Wyse.


Item 7.  Financial Statements and Exhibits
         ---------------------------------

     (a) The financial statements of Robec required to be filed pursuant to Item 7(a) of Form 8-K are incorporated herein by reference to AQS's Registration Statement on Form S-4, SEC File No. 33-81726, declared effective on August 11, 1994 on pages F-42 through F-53 of the Prospectus/Joint Proxy Statement included therein, copies of which were attached to the original Form 8-K as Exhibit 3 and incorporated herein by this reference. Further, the financial statements of Robec at June 30, 1994 are incorporated herein by reference to Robec's Quarterly Report on Form 10-Q for the six months ended June 30, 1994, SEC File No. 0-18115, a copy of which is attached hereto as Exhibit 5.

     (b) The pro forma financial information for Kenfil and Robec required to be filed pursuant to Item 7(b) of Form 8-K and Rule 601 of Regulation S-K are attached hereto and incorporated herein by this reference, including:

                Pro Forma Condensed Balance Sheet at
                        June 30, 1994

                Pro Forma Condensed Statements of Operations
                        for the fiscal year ended June 30, 1994.


Exhibit No.      Description of Exhibit
- -----------      ----------------------
    2*           Amended and Restated Agreement and Plan of Reorganization dated as of August 11, 1994 by and between AmeriQuest, Robec and certain principal shareholders of Robec.

    3*           Financial Statements of Robec as included in AQS's Registration
                 Statement on Form S-4, SEC File No. 33-81726 at pages F-42 through F-53 of the Prospectus/Joint Proxy Statement included therein.

    5*           Robec's Quarterly Report on Form 10-Q for the six months ended
                 June 30, 1994.

- ---------------
* Filed with the original filing.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         AMERIQUEST TECHNOLOGIES, INC.


                                         /s/ Stephen G. Holmes
                                         ------------------------------------
                                         Stephen G. Holmes
                                         Secretary, Treasurer and
                                         Chief Financial Officer



     Dated:  May 8, 1995

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements of AQS for the fiscal year ended June 30, 1994, gives effect to the acquisition of 100 percent of Kenfil's common stock and 50.1 percent of Robec's common stock. For the purpose of the unaudited pro forma statement of operations, it is assumed that these acquisitions were completed on July 1, 1993, and for the purpose of the unaudited pro forma balance sheet, it is assumed that these acquisitions were completed on June 30, 1994.

                AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES
                       PROFORMA CONDENSED BALANCE SHEET
                           June 30, 1994 (Unaudited)

            (Dollars in thousands except share and per share data)


ASSETS

                                AmeriQuest            Proforma         Proforma                      Proforma       Proforma
                            Technologies, Inc.(2)  Adjustments(1)      Combined   Robec, Inc.       Adjustments     Combined
                            ------------------     --------------     ---------   --------------   -------------    ---------

CURRENT ASSETS
   Cash                            $     3,200                         $  3,200    $     363                        $  3,563
   Accounts receivable, net             24,708                           24,708       16,188           (817)(D)       40,079
   Inventories                          24,165                           24,165       20,371         (2,084)(D)       42,452
   Income taxes receivable                   -                                -            -                               -
   Prepaid expenses and other            1,627                            1,627          523                           2,150
                                   -----------       ---------          -------     --------       ---------        --------
      Total current assets              53,700               0           53,700       37,445          (2,901)         88,244

PROPERTY AND EQUIPMENT, NET              4,078                            4,078        1,962          (1,962)(I)       4,078
INTANGIBLE ASSETS, NET                   6,490           5,443 (B)       11,933            -               -          11,933
OTHER ASSETS                               877                              877          604            (604)(I)         877
                                   -----------       ---------          -------     --------       ---------        --------
                                   $    65,145       $   5,443          $70,588     $ 40,011       $  (5,467)       $105,132
                                   ===========       =========          =======     ========       =========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY

                               AmeriQuest          Proforma            Proforma                       Proforma       Proforma
                            Technologies, Inc.    Adjustments(1)       Combined    Robec, Inc.       Adjustments     Combined
                            ------------------    -------------       ---------   --------------   -------------    ---------

CURRENT LIABILITIES
   Accounts payable                $    23,408       $(4,200)(C)       $ 19,208      $13,923              -         $ 33,131
   Notes payable                        23,059                           23,059       12,046              -           35,105
   Other                                 2,361                            2,361        1,678              -            4,039
                                   -----------       ---------          -------     --------       ---------        --------
      Total current liabilities         48,828        (4,200)            44,628       27,647              0           72,275
                                   -----------       ---------          -------     --------       ---------        --------
LONG-TERM DEBT                           3,175       (3,175)(A)               -            -              -                -
OTHER NONCURRENT LIABILITIES
DEFERRED INCOME TAXES                      267                              267          155              -              422
NEGATIVE GOODWILL                            -            -                   -            -          1,193(I)         1,193
MINORITY INTEREST                            -            -                   -            -          2,800(H)         2,800
STOCKHOLDERS' EQUITY
   Preferred stock, $.01 par value;
      authorized 10,000,000 shares;
      no shares issued and outstanding       -            -                   -            -              -               -
   Common stock, $.01 par value;
      authorized 30,000,000 shares;
      issued and outstanding 9,857,779
      shares                                99            53(A,B,C)         152            -             14 (D)         166
   Common stock, $.01 par value;
      authorized 10,000,000 shares;
      issued and outstanding 4,599,180
      shares                                 -             -                  -           46            (46)(J)           -
                                                                                                      2,735 (D)
   Additional paid-in capital           27,345        12,765(A,B,C)      40,110       16,695        (16,695)(J)      42,845
   Retained deficit                    (14,569)                         (14,569)      (4,532)         4,532 (J)     (14,569)
                                   -----------       ---------          -------     --------      ---------        --------
     Total stockholders' equity         12,875        12,818             25,693       12,209         (9,460)         28,442(3)
                                   -----------       ---------          -------     --------      ---------        --------
                                       $65,145        $5,443            $70,588      $40,011        $(5,467)       $105,132
                                   ===========       =========          =======     ========      =========        ========

OUTSTANDING COMMON SHARES            9,857,779                       15,198,430                                 16,601,235
                                   ===========                       ==========                                 ==========

(1) Includes the acquisition of the remaining 49% of Kenfil and the conversion to Preferred and Common Stock of certain indebtedness.

(2) The AQS historical balance sheet at June 30, 1994, includes the historical balance sheets of Kenfil, Inc. Effective June 6, 1994, AQS acquired 51 percent of the outstanding common stock of Kenfil. The remaining 49 percent of the outstanding Kenfil common stock was acquired on September 12, 1994. Kenfil had an equity deficit at the date of acquisition, and therefore no amount representing minority interest is reflected in the historical AQS balance sheet.

(3) The Company valued its common stock issued in connection with its Kenfil and Robec acquisitions at a discounted quoted market price, based upon the weighted average discounts received in recently completed private placement equity cash transactions. This valuation represents management's best estimate of the fair value of the Company's common stock. This valuation represents a significant discount from quoted market prices due to the thin public trading volume and small public float of AmeriQuest common stock.

                         AMERIQUEST TECHNOLOGIES, INC.

                 PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                         For year ended June 30, 1994
                                  (Unaudited)
                 (Dollars in thousands, except per share data)

                                AmeriQuest                           Pro Forma    Pro Forma                Pro Forma    Pro Forma
                           Technologies, Inc.(2)(L)(K)Kenfil Inc.    Adjustments   Combined   Robec Inc.   Adjustments   Combined
                              ------------------     -----------    -----------  ----------  ----------   -----------   --------
NET SALES                     $      87,593         $   138,759                $ 226,352     $  168,446                 $ 394,798
COST OF SALES                        75,023             128,843                  203,866        155,836                   359,702
                              -------------         -----------    ---------   ---------     ----------   -----------   ---------
  Gross profit                       12,570               9,916            0      22,486         12,610             0      35,096
OPERATING EXPENSES
  Selling, general and
     administrative                  14,144              24,653    $   1,193 (E)  39,990         22,985          (376)(N)  62,599
  Restructuring charge and
     earthquake loss (G)              5,700               3,430                    9,130              0                     9,130
                              -------------         -----------    ---------   ---------     ----------   -----------   ---------
  Loss from operations               (7,274)            (18,167)      (1,193)    (26,634)       (10,375)          376     (36,633)
OTHER INCOME
  (EXPENSE)
  Other income                           31                 40                        71                                       71
  Interest expense                     (728)            (2,626)          380 (F)  (2,974)        (1,613)                   (4,587)
                              -------------         -----------    ---------   ---------     ----------   -----------   ---------
                                       (697)            (2,586)          380      (2,903)        (1,613)            0      (4,516)
                              -------------         -----------    ---------   ---------     ----------   -----------   ---------
Minority interest                         0                  0             0           0              0         2,800(M)    2,800
                              -------------         -----------    ---------   ---------     ----------   -----------   ---------
  Loss before taxes                  (7,971)           (20,753)         (813)    (29,537)       (11,988)        3,176     (38,349)
PROVISION FOR INCOME
  TAXES                                   0                 17                        17           (814)                     (797)
                              -------------         -----------    ---------   ---------     ----------   -----------   ---------
  Net loss (G)                $      (7,971)        $  (20,770)    $    (813)  $ (29,554)    $  (11,174)  $     3,176   $(37,552)(G)
                              =============         ===========    =========   =========     ==========   ===========   =========
Net loss per
  common share and
  common share equivalent     $       (1.33)                                   $   (2.30)                               $  (2.64)
                              =============                                    =========                                ========
Common and common
  equivalent shares               5,973,511                                   12,832,808                                14,235,613
                              =============                                   ==========                                ==========

            FOOTNOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF AMERIQUEST TECHNOLOGIES, INC., KENFIL INC. AND ROBEC INC.

  The following footnotes reflect the assumptions made in the preparation of the Pro Forma Condensed Consolidated Financial Statements.

 (A) In conjunction with the purchase of Kenfil, AmeriQuest will issue 1,894,360 additional shares of AmeriQuest Common Stock in satisfaction of certain Kenfil subordinated debt with a face amount of $8,203,729 but which had been valued at $3,175,000 for purposes of the June 30, 1994 financial statements, plus accrued interest to the date of issuance.

      The AmeriQuest common stock is assumed to have a market value of $2.40 per share, representing a discounted quoted market price based upon the method discussed in (B).

 (B) In September 1994, AQS issued 1,046,254 shares of its Common Stock to acquire the remaining 49% of Kenfil Inc. The additional shares were valued at $2.40 per share and resulted in additional goodwill in the amount of $5,443,000. The per share valuation represents a discounted quoted market price, based upon the weighted average discounts received on recently completed private equity cash transactions. The Kenfil goodwill amount results from management's preliminary estimate of the fair value of Kenfil net assets acquired. Management is currently in the process of completing its detailed analysis of the fair value of Kenfil net assets acquired and therefore the related goodwill amount presented herein may materially change as a result of the completed analysis. For each $1 million of goodwill recorded due to future purchase price allocation adjustments, the pro forma loss for the year ended June 30, 1994 would increase by $100,000.

 (C) In conjunction with the purchase of Kenfil, the Company issued 2,400,037 additional shares (388,316 shares had been previously issued to vendors prior to June 30, 1994) of AmeriQuest Common Stock in satisfaction of certain Kenfil trade accounts payable, i.e. to Kenfil's vendors. Initially certain such shares were issued in part as AmeriQuest Common Stock and in principal part as Series C Convertible Preferred Stock pending an increase in the number of shares of Common Stock that AmeriQuest is authorized to issue. However, inasmuch as the Series C Convertible Preferred Stock served only as a temporary capital alternative, it is reflected in the accompanying pro forma financial statements as Common Stock. AmeriQuest anticipates that up to an additional one million shares of AmeriQuest Common Stock may be issued to other Kenfil vendors, however, no certainty as to such possible issuance exists. The AmeriQuest common stock is assumed to have a market value of $2.40 per share representing a discounted qouted market price based upon the method discussed in
      (B).

 (D) To effect the purchase of Robec, AmeriQuest will issue 1,402,805 shares of AmeriQuest Common Stock in exchange for 50.1% of the issued and outstanding shares of Robec common stock. The AmeriQuest Common Stock is assumed to have a market value of $1.96 per share at the time of the transaction for a total purchase price of $2,750,000. The per share valuation represents a discounted quoted market price based upon the method discussed in (B).

      The reserves recorded against Robec accounts receivable and inventories are to state these amounts at their net realizable value, based upon management's preliminary estimate of the fair value of Robec net assets acquired. Management is currently in the process of completing its detailed analysis of the fair value of Robec net assets acquired and therefore the related purchase price allocation presented herein may change as a result of the completed analysis. Management, however, does not expect future purchase price allocation adjustments to have a material effect on the Company's future results of operations or financial position.

 (E) To record goodwill amortization over the estimated economic life of 10 years.

      Management believes that the most significant intangible acquired is that of the distribution channels. Management has assigned a 10 year economic life to this intangible asset as that is the period of time that management expects to derive benefit from the existing vendor relationships and market position. Management determined that 10 years is an appropriate economic life based upon the historical length of the acquiree's vendor relationships and the overall size and quality of the vendors and their product offerings.

 (F) Savings of interest expense on the Kenfil subordinated debt retired through the issuance of Ameriquest Common Stock in (A) above, interest ranging from 9.5% to 13.91%.

 (G) The restructuring charge of $5,700,000 included in AmeriQuest's historical statement of operations relates principally to the write-off of certain former personal computer joint venture operations. The restructuring charge and earthquake loss of $3,430,000 included in Kenfil's historical financials included charges of $2,821,000 for losses sustained in the Southern California earthquake and restructuring charges of $609,000 relating to severance costs and lease termination costs.

      Such restructuring charges, although non-recurring in nature, have been included in the proforma condensed combined statement of operations in conformity with Article 11 of Regulations S-X of the Securities and Exchange Commission.

 (H) To record minority interest associated with the 49.9 percent of Robec common stock shares not owned by AmeriQuest.

 (I) The fair value of Robec net assets acquired exceeds its purchase price by $3,759,000. Robec long lived assets of $2,566,000 are written down to zero, with the remaining $1,193,000 recorded as negative goodwill.

 (J)  To eliminate the historical equity of Robec.

 (K) On July 8, 1994, AmeriQuest reacquired 345,091 shares of its Common Stock from Mr. James D'Jen, a former officer and director of AmeriQuest, as down payment on an obligation of Mr. D'Jen to exchange 350,000 shares of AmeriQuest Common Stock, in exchange for all (100%) of the common stock of AmeriQuest's Singapore subsidiary, CMS Enhancements (S) PTE Ltd. The Singapore subsidiary is a distributor of commodity disk drives. Sales for this Singapore subsidiary approximate $20 million annually, with an approximate breakeven in operating results. The balance of the 4,909 shares of AQS Common Stock were never delivered to the Registrant. Accordingly, after numerous demands of Mr. D'Jen to deliver the balance of the shares due, the Board of Directors resolved on March 17, 1995 to return the shares to Mr. D'Jen evidencing the down payment shares and to abandon the proposed sale.

 (L) Effective December, 1993, AQS acquired certain assets and assumed certain liabilities of Management Systems Group and acquired the outstanding common stock of Rhino Sales Company. Assuming these acquisitions were reflected in the accompanying pro forma statement of operations as being effective July 1, 1993, the impact would be to increase revenues approximately $20 million, with no effect on net income.

 (M) To give effect to Robec's minority interest share of its loss, up to the amount of recorded minority interest reflected in the Company's June 30, 1994 pro forma balance sheet.

 (N) To reduce depreciation expense associated with Robec's long lived assets written to zero and to give effect to the amortization of negative goodwill.

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington D.C. 20549

                                 CURRENT REPORT

                                       on

                                  FORM 8-K/A


                               (Amendment No. 6)

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report:  November 14, 1994



                         AMERIQUEST TECHNOLOGIES, INC.
_____________________________________________________________________________
               (Exact name of registrant as specified in charter)


                                   Delaware
_____________________________________________________________________________
                 (State of other jurisdiction of incorporation)


             1-10397                               33-0244136
_____________________________________________________________________________
     (Commission File Number)           (IRS Employer Identification No.)


  2722 Michelson Drive, Irvine, CA                    92715
_____________________________________________________________________________
(Address of principal executive offices)            (Zip Code)


                                (714) 222-6000
_____________________________________________________________________________
             (Registrant's telephone number, including area code)


______________________________________________________________________________
         (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets
         ------------------------------------

     Effective November 14, 1994, AmeriQuest Technologies, Inc. ("AQS") issued 1,864,767 shares of its Common Stock and $3,473,312, excluding transaction costs, in exchange for 100% percent of the issued and outstanding equity securities of Ross White Enterprises, Inc. d/b/a "National Computer Distributors" ("NCD").

     NCD is a national value-added distributor of microcomputer systems, peripherals and accessesories. Its key vendors include Acer, AST, Leading Edge and Canon.

                         _____________________________

Item 5.  Other Events
         ------------

     AQS and Computer 2000 AG ("Computer 2000"), a company duly organized under the laws of the Federal Republic of Germany, entered into an agreement dated November 14, 1994 (the "Investment Agreement") pursuant to which Computer 2000 agreed to invest approximately $50 million in AQS in exchange for an approximately 51 percent ownership interest in AQS, including shares already owned by Computer 2000. The transaction has been approved by the boards of both companies, and is subject to approval by the stockholders of AQS and to certain regulatory approvals.

     Under the terms of the Investment Agreement and the related Loan Agreement, Computer 2000 will initially extend to AmeriQuest 2000, Inc., a Delaware corporation and a wholly-owned subsidiary of AQS ("Sub"), a loan of $13 million with an additional $5 million to follow within 45 days if Computer 2000 is satisfied with a due diligence review of AQS's inventories and accounts receivable (the "Loan"). Sub's repayment obligations under the Loan will be satisfied by AQS's issuance to Computer 2000 of up to 8,108,108 shares of its Common Stock at a conversion rate of $2.22 per share, subject however to approval thereof by AQS's stockholders. The Investment Agreement further provides that, subject to certain conditions, on or before September 1, 1995, Computer 2000 will invest an additional $32 million in AQS in exchange for 14.1 million additional newly issued shares of its Common Stock, bringing Computer 2000's total ownership interest to approximately 22.9 million shares or 51% of the total outstanding shares of AQS. The $32 million investment is contingent upon a number of conditions, including but not limited to AQS's meeting certain monthly and cumulative after-tax operating profitability conditions during the first half of calendar 1995. AQS will also issue to Computer 2000 an option to purchase additional shares of AQS in an amount equal to the number of AQS's shares issuable upon exercise of currently outstanding options and warrants and conversion of any other convertible securities. All newly issued shares of AQS will be subject to resale restrictions under Rule 144 of the Securities Act of 1933, but will carry registration rights.

     The preceding summary of certain of the material terms of the Investment Agreement and Loan Agreement, which are attached hereto as Exhibits 2.03 and 2.04, respectively, is not intended to be complete and is qualified by reference to the Investment Agreement and Loan Agreement.

Item 7.   Financial Statements and Exhibits
          ---------------------------------

     (a) The financial statements of NCD required to be filed pursuant to Item 7(a) of Form 8-K are attached hereto and incorporated herein by this reference.

     (b) The pro forma financial information for NCD required to be filed pursuant to Item 7(b) of Form 8-K and Rule 601 of Regulation S-K are attached hereto and incorporated herein by this reference, including:

               Pro Forma Condensed Balance Sheet at September 30, 1994
               Pro Forma Condensed Statements of Operations for the fiscal year ended June 30, 1994.
               Pro Forma Condensed Statements of Operations for the fiscal quarter ended September 30, 1994.

     (c)  Exhibit No.         Description of Exhibit
          -----------         ----------------------

          2.02* Agreement and Plan of Reorganization dated September 26, 1994 by, between and among AQS, Ross White Enterprises, Inc. d/b/a "National Computer Distributors" ("NCD") and the shareholders of NCD. (Filed as Exhibit 2.02 to the Annual Report on
                         Form 10-K/A of AQS for the year ended June 30, 1994)

          2.03* Investment Agreement dated as of November 14, 1994 by and between AQS and Computer 2000 AG. (Filed with the original Current Report on Form 8-K of AQS for November 14, 1994.)

          2.04* Loan Agreement dated as of November 14, 1994 by and between Computer 2000 AG and AmeriQuest 2000,Inc. (Filed with the original Current Report on Form 8-K of AQS for November 14, 1994.)

_______________________________
* Incorporated herein by this reference pursuant to Rule 12b-32 under the Securities Exchange Act of 1934, as amended, and Rule 24 of the Commission's Rules of Practice.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               AMERIQUEST TECHNOLOGIES, INC.



                               /s/ Stephen G. Holmes
                               ---------------------------------------------
                               Stephen G. Holmes
                               Secretary, Treasurer and
                               Chief Financial Officer

Dated:  May 22, 1995

KPMG PEAT MARWICK LLP

     One Biscayne Tower        Telephone 305 358 2300      Telefax 305 577 0544
     Suite 2900
     2 South Biscayne Boulevard
     Miami, FL 33131

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Ross White Enterprises, Inc.:

We have audited the accompanying balance sheets of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) as of March 31, 1994 and 1993, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended March 31, 1994. In connection with our audits of the financial statements, we also have audited the financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Company' s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) as of March 31, 1994 and 1993, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 1994 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


                                         KPMG Peat Marwick LLP

July 21, 1994, except as to notes 7,
  8, 11(b) and 1l(c) which are as of
  September 27, 1994

COOPERS                            COOPERS & LYBRAND L.L.P.
&LYBRAND


                                   a professional services firm

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Ross White Enterprises, Inc.

We have audited the accompanying statements of operations, stockholders' equity (deficit) and cash flows of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) for the year ended December 31, 1991. In connection with our audit of the financial statements, we have also audited financial statement schedules. These financial statements and the financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedules based on our audit.

We conduced our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the operations and the cash flows of Ross White Enterprise, Inc. (d/b/a National Computer Distributors) for the year ended December 31, 1991 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects,the information required to be included therein.



COOPERS & LYBRAND L.L.P.

Miami, Florida
February 5, 1992

                   [LETTERHEAD OF HANSEN, BARNETT & MAXWELL]


                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Ross White Enterprises, Inc.

We have audited the accompanying statements of operations, stockholders' equity (deficit), and cash flows of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) for the three months ended March 31, 1992. In connection with our audit of the financial statements, we have also audited the financial statement schedule for the three months ended March 31, 1992. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the operations and the cash flows of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) for the three months ended March 31, 1992 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.


                                         /s/ HANSEN, BARNETT & MAXWELL

                                         HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
February 10, 1995

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                                 BALANCE SHEETS
                            March 31, 1994 and 1993

          Assets                                        1994         1993
          ------                                    -----------    ----------
                                                                   (Restated)
Current assets:
  Cash and cash equivalents                         $   112,040    $    26,051
  Trade accounts receivable, net of
    allowance for doubtful accounts of
    $525,000 and $362,374 as of March 31,
    1994 and 1993, respectively                      20,095,152      9,004,041
  Inventory, net                                     27,845,858     15,774,300
  Notes receivable from stockholders,
    current portion                                      66,630         43,750
  Prepaid expenses                                      323,976        650,274
  Income tax receivable                                 108,000         82,818
  Other receivables                                   1,551,806        862,876
  Deferred income taxes                                 115,000        115,000
                                                    -----------    -----------
          Total current assets                       50,218,462     26,559,110

Property and equipment, net                             707,526        467,186
Notes receivable from stockholders,
  excluding current portion                             430,858        507,208
Other assets                                            262,973        391,520
Costs in excess of net assets acquired,
  net of accumulated amortization of
  $18,280 and $16,406 as of March 31,
  1994 and 1993, respectively                            56,720         58,594
                                                    -----------    -----------
                                                    $51,676,539    $27,983,618
                                                    ===========    ===========

Liabilities and Stockholders' Equity (Deficit)
- ----------------------------------------------
Current liabilities:
  Accounts payable                                  $21,569,708    $12,959,557
  Bank overdrafts                                     7,294,232        971,711
  Revolving credit agreement--current                         -     11,481,323
  Accrued expenses                                    1,302,121        510,632
  Obligations under capital leases,
    current portion                                           -         15,703
                                                    -----------    -----------
          Total current liabilities                  30,166,061     25,938,926

Revolving credit agreement                           18,762,663              -
Subordinated notes payable                            2,687,366      2,591,187
Deferred rent                                            49,256         48,872
Obligations under capital leases                              -         23,555
                                                    -----------    -----------
          Total liabilities                          51,665,346     28,602,540

Commitments and contingencies

Stockholders' equity (deficit):
  Class A common stock, $.01 par value.
    Authorized 10,000 shares; issued
    and outstanding 183.67 shares                             2              2
  Class B common stock, $.05 par value.
    Authorized 10,000 shares; no shares
    issued and outstanding                                    -              -
  Additional paid-in capital                          1,841,700      1,841,700
  Accumulated deficit                                (1,830,509)    (2,460,624)
                                                    -----------    -----------
          Total stockholders' equity (deficit)           11,193       (618,922)
                                                    -----------    -----------
                                                    $51,676,539    $27,983,618
                                                    ===========    ===========

See accompanying notes to financial statements.

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                            STATEMENTS OF OPERATIONS

      For the years ended March 31, 1994 and 1993, the three months ended
              March 31, 1992 and the year ended December 31, 1991

                                                                        Year             Year        Three months       Year
                                                                       ended            ended           ended          ended
                                                                      March 31,        March 31,       March 31,     December 31,
                                                                        1994             1993            1992            1991
                                                                    ------------      -----------    ------------    ------------
                                                                                      (Restated)
Net sales                                                           $196,512,724      113,306,494     15,256,245       40,504,518

Cost of goods sold                                                   181,870,822      107,449,045     14,055,803       36,176,457
                                                                    ------------      -----------     ----------       ----------
          Gross profit                                                14,641,902        5,857,449      1,200,442        4,328,061

Selling, general and administrative expenses                          11.297,683        6,700,869      1,081,704        3,595,856
Provision for doubtful accounts                                          911,545          637,275              -          115,264
                                                                    ------------      -----------    ------------     -----------

          Operating profit (loss)                                      2,432,674       (1,480,695)       118,738          616,941

Other income (expense):
    Interest expense                                                  (1,805,714)      (1,255,652)       (67,933)        (307,530)
    Interest income                                                        3,155                -              -                -
                                                                    ------------      -----------    ------------     -----------

          Income (loss) before income taxes                              630,115       (2,736,347)        50,805          309,411


    Income tax benefit                                                         -          275,723              -                -
                                                                    ------------      -----------    ------------     -----------

          Net income (loss)                                         $    630,115       (2,460,624)        50,805          309,411
                                                                    ============      ===========    ============     ===========

Net income (loss) per common and common
    equivalent share:
       Primary                                                      $      3,430          (13,395)           423            3,094
                                                                    ============      ===========    ============     ===========

       Fully diluted                                                $      2,859          (13,395)           423            3,094
                                                                    ============      ===========    ============     ===========

Weighted average number of common and common
    equivalent shares outstanding:
          Primary                                                          183.7            183.7          120.2              100
                                                                    ============      ===========    ============     ===========

          Fully diluted                                                    220.4            220.2          120.2              100
                                                                    ============      ===========    ============     ===========

See accompanying notes to financial statements.

                          ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                 For the years ended March 31, 1994 and 1993,
                     the three months ended March 31, 1992
                     and the year ended December 31, 1991

                                             Class A        Class B                   Retained                 Total
                           Common stock   Common stock   Common stock   Additional    earnings    Treasury  stockholders'
                           -------------  -------------  ------------    paid-in    (Accumulated   stock       equity
                           Shares Amount  Shares Amount  Shares Amount   capital      deficit)    (at cost)   (deficit)
                           ------ ------  ------ ------  ------ ------  ----------  ------------  ---------  -----------
Balance at
 December 31, 1990          100   $ 100      -    $ -       -    $ -         9,900      539,853    (50,000)     499,853
 Distributions to
  shareholders               -       -       -      -       -      -          -        (111,907)      -        (111,907)
 Net income                  -       -       -      -       -      -          -         309,411       -         309,411
                            ---     ---   ------    --     ---    ---    ---------    ---------     ------    ---------
Balance at
 December 31, 1991          100     100      -      -       -      -         9,900      737,357    (50,000)     697,357
 Retirement of common
  stock                    (100)   (100)     -      -       -              (49,900)        -        50,000         -
 Issuance of common
  stock A                    -       -    183.67     2      -      -       878,708         -          -         878,710
 Termination of S
  corporation status         -       -       -      -       -      -       743,162     (743,162)      -            -
 Distributions to
  shareholders               -       -       -      -       -      -          -         (45,000)      -         (45,000)
 Net income                  -       -       -      -       -      -          -          50,805       -          50,805
                            ---     ---   ------    --     ---    ---    ---------    ---------     ------    ---------
Balance at March 31, 1992    -       -    183.67     2      -      -     1,581,870         -          -       1,581,872
 Net loss                    -       -       -      -       -      -          -      (2,460,624)      -      (2,460,624)
 Issuance of stock
  purchase warrants, net     -       -       -      -       -      -       259,830         -          -         259,830
                            ---     ---   ------    --     ---    ---    ---------    ---------     ------    ---------
Balance at March 31, 1993    -       -    183.67     2      -      -     1,841,700   (2,460,624)      -        (618,922)
 Net income                  -       -       -      -       -      -          -         630,115       -         630,115
                            ---     ---   ------    --     ---    ---    ---------    ---------     ------    ---------
Balance at March 31, 1994    -    $  -    183.67  $  2      -    $ -     1,841,700   (1,830,509)      -          11,193
                            ===     ===   ======    ==     ===    ===    =========    =========     ======    =========

See accompanying notes to financial statements.

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                           STATEMENTS OF CASH FLOWS

     For the years ended March 31, 1994 and 1993, the three months ended
              March 31, 1992 and the year ended December 31, 1991

                                                                                                      Three months
                                                                    Year ended        Year ended          ended        Year ended
                                                                     March 31,         March 31,        March 31,      December 31,
                                                                       1994              1993             1992            1991
                                                                    ------------      ----------      ------------     ------------
                                                                                      (Restated)
Cash flows from operating activities:
   Net income (loss)                                                $    630,115      (2,460,624)          50,805         309,411
   Adjustments to reconcile net income (loss) to net cash
     (used in) provided by operating activities:
        Depreciation and amortization                                    492,317         221,256           30,469         131,734
        Provision for bad debts                                          911,545         637,275                -         115,264
        Provision for inventory obsolescence                             500,000          30,000                -               -
        Deferred tax asset                                              (115,000)       (115,000)               -               -
        Gain on disposal of property and equipment                        (4,784)              -                -               -
        Changes in operating assets and liabilities:
           (Increase) decrease in trade accounts receivable          (12,002,656)     (7,902,648)         270,830        (510,141)
           (Increase) decrease in inventory                          (12,571,558)    (10,604,025)         435,610      (1,735,511)
           (Increase) decrease in prepaid expenses                       147,488        (324,064)         (11,251)         22,263
           (Increase) decrease in income tax receivable                   89,818         (82,818)               -               -
           (Increase) decrease in other receivables                     (688,930)        765,860         (301,070)              -
           (Increase) decrease in other assets                           128,547        (284,471)          (5,221)         74,774
           Increase in accounts payable                                8,610,151       6,795,423          232,661       2,999,293
           Increase (decrease) in accrued expenses                       825,203      (1,755,285)       1,950,384          20,304
           Increase (decrease) in customer deposits                            -               -         (109,000)         26,316
           Increase (decrease) in deferred rent                              384         (30,994)          (7,748)         34,537
                                                                    ------------     -----------      -----------      ----------

                Net cash (used in) provided by operating
                    activities                                       (13,047,360)    (15,110,115)       2,536,469       1,488,244
                                                                    ------------     -----------      -----------      ----------
Cash flows from investing activities:
   Purchase of property and equipment                                   (458,194)       (301,976)          (4,391)       (144,891)
   Proceeds from disposal of property and equipment                        4,500               -                -           6,066
   Issuance of notes receivable from stockholders                              -               -          (93,508)        (27,829)
   Proceeds from notes receivable from stockholders                       22,440           6,250                -               -
                                                                    ------------     -----------      -----------      ----------
                Net cash used in investing activities                   (431,254)       (295,726)         (97,899)       (166,654)
                                                                    ------------     -----------      -----------      ----------
Cash flows from financing activities:
   Payments on obligations under capital leases                          (39,258)        (34,329)          (7,849)        (28,256)
   Net borrowing under revolving credit agreement                      7,281,340      11,460,713                -               -
   Principal payments on note payable                                          -               -          (11,227)        (10,740)
   Increase in bank overdrafts                                         6,322,521         971,711                -               -
   Issuance of Class A common stock (net of costs)                             -               -          878,710               -
   Issuance of subordinated notes, net                                         -       2,509,806                -               -
   Issuance of stock warrants                                                  -         259,830                -               -
   Payments under floor plan credit arrangement                                -               -       (3,600,000)       (830,285)
   Distribution to shareholders                                                -               -          (45,000)       (111,907)
                                                                    ------------     -----------      -----------      ----------
                Net cash (used in) provided by financing
                    activities                                        13,564,603      15,167,731       (2,785,366)       (981,188)
                                                                    ------------     -----------      -----------      ----------

                                                                    (Continued)

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                      STATEMENTS OF CASH FLOWS, CONTINUED


                                                                                                Three months
                                                                Year ended        Year ended        ended        Year ended
                                                                  March 31,        March 31,      March 31,      December 31,
                                                                    1994             1993            1992            1991
                                                                ----------        ---------     ------------     ------------
                                                                                  (restated)
Net increase (decrease) in cash                                     85,989         (238,110)       (346,796)        340,402

Cash and cash equivalents at beginning of year                      26,051          264,161         610,957         270,555
                                                                ----------         --------        --------         -------

Cash and cash equivalents at end of year                        $  112,040           26,051         264,161         610,957
                                                                ==========         ========        ========         =======

Supplemental disclosure:
   Interest paid                                                $1,647,465          997,564          64,713         287,805
                                                                ==========         ========        ========         =======

   Income taxes paid                                            $  133,000          125,400               -               -
                                                                ==========          =======        ========         =======

Supplemental disclosure of noncash investing activity: During fiscal 1993, the Company recorded the notes receivable from stockholders at their present value, resulting in a discount in the amount of $178,304. Amortization expense related to the discount for the year ended March 31, 1994 and 1993, amounted to $2,684 and $-0-, respectively. In addition, $33,714 in management incentive bonuses, included in accrued expenses, were applied against the notes receivable from stockholders for the year ended March 31, 1994.

See accompanying notes to financial statements.

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

                            March 31, 1994 and 1993

(1)  ORGANIZATION

     Ross White Enterprises, Inc. (d/b/a National Computer Distributors) (the "Company") is a retailer, wholesaler and distributor of computers, peripherals and related accessories. The Company conducts its retail operation under the name of Computer Image. All other operations are conducted using the name National Computer Distributors.

(2)  RESTATEMENT

     The accompanying financial statements as of, and for the year ended March 31, 1993, have been restated. During fiscal 1994, the Company discovered it had not recorded liabilities associated with the purchase of inventories received prior to March 31, 1993; had not reversed certain vendor receivable accounts after settlement; and had not recorded various transactions with vendors in which purchases were netted against amounts due to the Company. The result of the Company' s analysis, as verified by the Company's independent accountants, was to record in fiscal 1993 an adjustment to cost of goods sold and accounts payable in the amount of $2,747,803. In addition, an adjustment was recorded in the accompanying balance sheet as of March 31, 1993 to record inventory in transit and the related accounts payable in the amount of $2,955,240.

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  CASH AND CASH EQUIVALENTS

          The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents totaled $30,000 and $-0- at March 31, 1994 and 1993, respectively, and are recorded at cost which approximates market value.

     (b)  CASH MANAGEMENT SYSTEM

          Under the Company's cash management system, disbursements cleared by the bank are reimbursed on a daily basis from the revolving credit agreement. As a result, checks issued but not yet presented to the bank are not considered reductions of cash or accounts payable. Included in bank overdrafts is $7,186,558 and $964,301 at March 31, 1994 and 1993, respectively, for which checks are outstanding. Cash receipts deposited into an agency account as part of the bank's revolving credit agreement are used to reduce the outstanding borrowings under the revolving credit agreement. As a result, cash received but unapplied against the outstanding borrowings are not considered to be cash deposits. Deducted from the outstanding borrowings under the revolving credit agreement is $2,373,006 and $325,053 at March 31, 1994 and 1993, respectively, for unapplied cash receipts.

     (c)  TRADE ACCOUNTS AND OTHER RECEIVABLES

          Trade receivables consist primarily of amounts due from customers for credit purchases. The Company provides a reserve for uncollectible trade receivables. Other receivables consist of cooperative advertising and other amounts earned based on annual promotional and market development fund agreements with vendors. In general,

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

          vendors provide the Company with various incentive programs. The funds received under these programs are determined based upon the Company's purchases or sales of the vendors' products and/or the inclusion of the vendors' products in the Company's advertising and promotional programs. Once earned, the funds are applied against product cost or recorded as a reduction of advertising expense.

     (d)  INVENTORY

          Inventory, which consists primarily of computer equipment and related products, is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method, and is recorded net of volume and purchase discounts and rebates. Market is based on net realizable value. Appropriate consideration is given to deteriora-tion, obsolescence and other factors in evaluating net realizable value.

          Effective April 1, 1993, the Company changed its accounting policy to include in inventory certain indirect costs associated with purchasing, handling and storage of inventories. The Company believes this method better matches sales with these related costs. Previously, the Company had expensed these costs as incurred. For the year ended March 31, 1994, allocated purchasing, handling and storage costs amounts to $742,457, with $101,177 of this amount capitalized in inventory at March 31, 1994.

     (e)  PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, using a standard life of five years. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the term of the related leases. Gains or losses on disposition of property and equipment are credited or charged to income.

     (f)  COSTS IN EXCESS OF NET ASSETS ACQUIRED

          The costs of acquisitions in excess of the fair market value of net assets acquired is being amortized over a 40-year period using the straight-line method. Amortization expense amounted to $1,875, $1,875, $469 and $1,875 for the years ended March 31, 1994 and 1993, the three months ended March 31, 1992 and the year ended December 31, 1991, respectively.

     (g)  INCOME TAXES

          Effective March 31, 1992, the Company was required to change its tax status from an S corporation to a C corporation. Accordingly, undistributed earnings on the date the sub-chapter S election was terminated were reclassified to additional paid-in capital.

          Effective April 1, 1992, the Company adopted the provisions of Financial Accounting Standards Board's SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.

                         ROSS WH1TE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

          Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The adoption of SFAS No. 109 by the Company had a cumulative effect of $13,700 on income (loss) from operations for the year ended March 31, 1993.

     (h)  EMPLOYEE BENEFIT PLANS

          Effective July 1989, as amended, the Company established a 401(k) Profit Sharing Plan (the "Plan"). All employees who have completed at least 12 months of service and attained the age of 21 are eligible. The Plan allows vesting at 20 percent per year for five years, beginning after the employees' second year of service. The Plan allows employees to contribute between 2 percent and 15 percent of their gross annual taxable salary. In fiscal year 1993, the Company made matching contributions of 50 percent of that portion of the employee's amount which did not exceed 10 percent of the employee's gross income. Effective October 1, 1993, the Company can make a discretionary matching and profit sharing contribution to the Plan subject to the approval of the board of directors. The Plan is subject to restriction on matching contributions for highly compensated employees. Total employer contributions to the Plan were approximately $61,000, $64,000, $7,000 and $19,000 during the years ended March 31, 1994 and 1993, the three months ended March 31, 1992 and the year ended December 31, 1991, respectively.

     (i)  BUSINESS AND CREDIT CONCENTRATIONS

          The Company sells its products primarily to value-added resellers, dealers and computer retailers throughout the United States and international markets. No single customer accounted for a significant amount of the Company's sales, and there were no significant trade accounts receivable from a single customer. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. However, if deemed necessary, the Company may require certain customers to pay on a cash-on-delivery basis. The Company maintains reserves for potential credit losses.

          Approximately $89.3 million or 45 percent, $73.8 million or 65 percent, $11.2 million or 73 percent and $28 million or 75 percent of the Company's net sales during the years ended March 31, 1994 and 1993, the three months ended March 31, 1992 and the year ended December 31, 1991, respectively, were derived from products supplied by three to four vendors, each supplying 10 percent or greater of net sales.

     (j)  INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

          Primary income (loss) per common and common equivalent share is computed by dividing net income (loss) by the weighted average number of common shares outstanding and common stock equivalents. Fully diluted income (loss) per share has been computed based on the assumption that the warrants, as discussed in note 8, will be converted to common stock.

     (k)  REVENUE RECOGNITION, RETURNS AND SALES INCENTIVES

          Revenue is comprised of product sales and is recognized upon product shipment. The Company, subject to certain limitations, permits its customers to exchange products or receive credits against future purchases. The Company offers its customers several sales incentive programs which, among others, include funds available for cooperative promotion of product sales. Customers earn credit under such programs based upon volumes of purchases. The cost of these programs is partially subsidized by marketing allowances provided by the Company's manufacturers. The allowance for sales returns and costs of customer incentive programs described above is accrued concurrently with the recognition of revenue.

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

     (l)  RECLASSIFICATION

          Certain amounts included in the financial statements have been reclassified in order to provide consistent financial presentation.

(4)  NOTES RECEIVABLE FROM STOCKHOLDERS

     Notes receivable from stockholders consist of the following:

                                                                March 31,
                                                           ------------------
                                                             1994      1993
                                                             ----      ----

       Unsecured notes from two stockholders/officers     $ 497,488   550,958
       Less current portion                                 (66,630)  (43,750)
                                                            -------   -------
       Long-term receivable, excluding current portion    $ 430,858   507,208
                                                            =======   =======

     The notes receivable from two stockholders/officers are noninterest bearing. The notes have been recorded at their present value utilizing an imputed interest rate of 6.34 percent, resulting in an original discount of $178,304 which will be recognized as interest income over the remaining terms of the notes. During the years ended March 31, 1994 and 1993, $2,782 and $-0-, respectively, was recognized as interest income, with the remaining unaccreted balance of $175,523 and $178,304 (included in other receivables) at March 31, 1994 and 1993, respectively. The notes are payable in the following quarterly installments, including principal and interest: (i) $18,750 per quarter commencing June 30, 1994; (ii) $25,000 per quarter commencing June 30, 1995, (iii) and a lump sum payment of $123,012 due on March 31, 2000. Principal payments are due as follows:

                      Year ending
                        March 31,          Amount
                        ---------          ------

                         1995           $  66,63O
                         1996              83,39O
                         1997              78,280
                         1998              73,484
                         1999              68,980
                      Thereafter          126,724
                                          -------

                        Total           $ 497,488
                                          =======

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

(5)  OTHER RECEIVABLES

     Other receivables are primarily comprised of receivables due from vendors consisting of the following:

                                                              March 31,
                                                        ---------------------
                                                           1994        1993
                                                           ----        ----

       Due from vendors:
         Co-op                                        $ 1,224,210     540,684
         Returned merchandise                             826,694     762,229
         Volume rebates and price protection            2,558,142     307,725
                                                        ---------   ---------
             Subtotal                                   4,609,046   1,610,638
       Other                                              327,596     322,192
         Less amounts offset against accounts payable  (3,384,836) (1,069,954)
                                                        ---------   ---------

       Other receivables                              $ 1,551,806     862,876
                                                        =========   =========

(6)  PROPERTY AND EQUIPMENT, NET

     Property and equipment, net consists of the following:

                                                              March 31,
                                                        ---------------------
                                                           1994        1993
                                                           ----        ----

       Machinery and equipment                        $   615,575     574,681
       Furniture and fixtures                             269,895        -
       Leasehold improvements                             446,786     401,564
       Transportation vehicles                             61,667      61,667
                                                        ---------   ---------
                                                        1,393,923   1,037,912
         Less accumulated depreciation and
           amortization                                  (686,397)   (570,726)
                                                        ---------   ---------

       Property and equipment, net                    $   707,526     467,186
                                                        =========   =========

     Depreciation and amortization expense amounted to approximately $218,000, $138,000, $30,000 and $130,000 during the years ended March 31, 1994 and
     1993, the three months ended March 31, 1992 and the year ended December 31, 1991, respectively.

(7)  REVOLVING CREDIT AGREEMENT

     On April 27, 1992, as amended, the Company entered into a revolving line of credit agreement ("revolver") with a bank that originally provided for borrowings up to a maximum of $22.5 million through April 30, 1994, limited to specified percentages of eligible accounts receivable and inventory, with interest at prime plus 1.5 percent, payable on a monthly basis. Borrowings under the revolving credit agreement are collateralized by the Company's trade account receivable, inventories, property and equipment, and general intangibles.

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

     The revolver contains various affirmative and negative covenants, including requiring the Company to maintain certain specified financial ratios, including (a) ratio of earnings before taxes to interest; (b) total liabilities less subordinated debt to total capitalization; (c) total bank debt to total capitalization, and (d) maintain a minimum level of capitalization. There are also restrictive covenants including those covering the amount of dividends and lease obligations, the occurrence of additional debt, and the amount of capital expenditures and acquisitions.

     At March 31, 1994 and 1993, respectively, the Company had an outstanding balance under the revolver of $18,762,663 and $11,481,323, with an available balance of $1,364,331 and $2,018,677. The revolver provides for an early termination fee of 2 percent of the reduction or termination of the maximum commitment and an annual fee of 3/8 percent of the difference between the maximum loan commitment and the average daily balance.

     Interest expense under the foregoing financing arrangement was $1,346,642 and $805,000 during the fiscal years ended March 31, 1994 and 1993, respectively.

     At March 31, 1994, the Company was not in compliance with the following covenant requirements arising under the revolving credit agreement and entered into negotiations with its bank to amend and reinstate the credit agreement: (i) ratio of total liabilities less subordinated debt to total capital funds, as defined; (ii) ratio of bank debt to total capital funds;
     (iii) ratio of earnings before interest and taxes to interest expense, as defined; (iv) accounts payable average turnover; (v) expenditures related to lease payments and capital expenditures; (vi) providing audited financial statements within 90 days of year-end; (vii) maintaining adequate books and records; (viii) incurrence of trade debt not more than 60 days past due, and (ix) maintaining minimum total capital funds. On September 8, 1994, the Company received waivers from its bank which cured all violations of debt covenants through August 11, 1994.

     On August 11, 1994 and September 8, 1994, amendments to the revolving credit agreement were executed. The amendments modified the financial covenants relating to the (i) ratio of earnings before interest and taxes to interest expense, as defined, to be not less than 1.75 to 1 as of the last day of each quarter, and not less than 1 to 1 as of the last day of each month other than the last day of each quarter; (ii) increased the dollar limit on capital expenditures to $500,000 annually; (iii) limited the aggregate lease payments for real or personal property to $1.75 million per year; and (iv) required the Company to maintain total capital funds, which is defined as total assets (excluding certain intangible assets and shareholder loans) less total liabilities (excluding subordinated notes), of not less than the amounts set forth below for the periods specified plus, on a cumulative basis, an additional $250,000 for each quarter ending after October 31, 1994:

                      Period                             Amount
                      ------                             ------

         June 30, 1994 - September 29, 1994           $ 2,700,000
         September 30, 1994 - October 30, 1994          2,950,000
         October 31, 1994 and thereafter                5,000,000

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

     In connection with the total capital funds covenant, the Company received a representation from the majority stockholder to invest up to $1.5 million in the Company by October 31, 1994 [see note 11(b) and 1l(c)].

     In addition, the amended revolving credit agreement modified (i) the interest rate to prime plus an applicable margin of either 1.5 percent or 3 percent, which is based on the Company' s ratio of total liabilities less subordinated notes to total capital funds as determined the last day of each month beginning August 31, 1994, and (ii) increased the early termination fee to 3 percent of the maximum commitment. The maturity date of the revolving credit agreement was extended through December 31, 1995.

(8)  SUBORDINATED NOTES

     On April 3, 1992, the Company issued 12 percent subordinated notes with detachable stock purchase warrants with an aggregate principal amount of $3 million. Principal is to be paid in seven quarterly installments of $250,000 commencing on June 30, 1995 with a final installment of $1.25 million due on March 31, 1997, with interest quarterly commencing on June 30, 1992. Interest expense on the subordinated notes was $360,000 and $357,000 during the fiscal years ended March 31, 1994 and 1993, respectively.

     The detachable subordinated notes contain various affirmative and negative covenants, including those covering the use of proceeds, the incurrence of additional debt, the payment of dividends, the amount of capital expenditures, and those requiring the Company to maintain certain specified financial ratios. The Company failed to meet the following covenant requirements which placed the Company in technical default at March 31, 1994: (i) providing the holders with monthly financial statements along with the chief financial officer's certificate; (ii) providing the holders with audited financial statements within 90 days of year-end along with chief financial officer's certificate; (iii) maintaining adequate books and records; (iv) maintaining total capital funds, as defined; (v) maintaining a ratio of total revolving credit agreement debt to total capital funds;
     (vi) maintaining a ratio of total liabilities, excluding the subordinated notes, to total capital funds; (vii) maintaining a ratio of net earnings before interest and taxes to total interest expense; (viii) capital expenditure restrictions; (ix)complying with its obligations under the revolving credit agreement; (x) accounts payable turnover, and (xi) computation of financial covenants in accordance with GAAP. On August 10, 1994 and September 8, 1994, the Company obtained waivers to its subordinated notes related to the above noted financial covenants. These waivers were retroactive to March 31, 1994.

     On August 11, 1994 and September 8, 1994, the subordinated notes' financial covenants were amended on the same terms as the revolving credit agreement's financial covenants, as fully described in note 7.

     The detachable warrants can be converted to 20 percent (36.7340 shares) of the issued and outstanding Class A common stock for an aggregate purchase price of $1.00. The warrants may be exercised after April 3, 1992 and expire on March 31, 1997. The warrants were assigned a value of $259,830, net of deferred taxes and issuance costs, and are included as a component of additional paid-in capital. In conjunction with the recording of the stock purchase warrants, the Company established a related imputed original issue discount on the

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

     subordinated notes which approximated the market yield on the subordinated notes, without the stock purchase warrants. The Company is accreting the discount using the effective yield method over the life of the subordinated notes. Amortization expense, which is included in interest expense, amounted to $96,179 and $81,383 during the fiscal years ended March 31, 1994 and 1993, respectively. In addition, there are deferred loan fees in the amount of $127,735 and $125,796 included in other assets as of March 31, 1994 and 1993, respectively. Amortization expense, which is included in selling, general and administrative expenses, amounted to $41,699 and $45,245 during the fiscal years ended March 31, 1994 and 1993, respectively.

     On September 26, 1994, the Company entered into an Agreement and Plan of Reorganization which provided for the repayment of the subordinated notes and accrued unpaid interest thereon [(see note 1l(c)].

(9)  INCOME TAXES

     As of April 1, 1992, the date the Company was required to change its tax status from an S corporation to a C corporation, the Company adopted SFAS No. 109. The adoption of SFAS No. 109 had a cumulative effect of $13,700 for the year ended March 31, 1993.

     Total income tax attributable to the recovery of detachable stock purchase warrants, which resulted in a reduction in additional paid-in capital for the tax effect associated with the issuance of stock warrants, amounted to $191,176 for the year ended March 31, 1993.

     The provision for income tax expense (benefit) consists of the following:

                                                     March 31,
                                                 ----------------
                                                 1994        1993
                                                 ----        ----
                 Current:
                    Federal                      $  -     (70,713)
                    State and local                 -     (12,105)
                                                 ----    --------
                                                    -     (82,818)

                 Deferred:
                    Federal                         -    (164,710)
                    State and local                 -     (28,195)
                                                 ----    --------

                                                    -    (192,905)
                                                 ----    --------
                      Total income tax
                        expense (benefit)        $  -    (275,723)
                                                 ====    ========

                                                                     (Continued)

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

Income tax expense (benefit) from continuing operations differed from the amount computed by applying the statutory federal income tax rate of 34 percent, to income (loss) before income taxes as a result of the following:

                                                                                       March 31,
                                                                                 -------------------------
                                                                                    1994           1993
                                                                                    ----           ----
        Computed expense (benefit)                                                $ 214,239      $(930,358)
        Increase (decrease) resulting from:
           Establishment of valuation allowance                                           -        719,663
           State tax benefit                                                              -        (40,300)
           Other                                                                          -        (24,728)
           Income tax expense (benefit) associated
              with net operating loss carryforward                                 (214,239)             -
                                                                                  ---------      ---------

        Income tax expense (benefit)                                              $       -      $(275,723)
                                                                                  =========      =========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                                                           March 31,
                                                                                                   -------------------------
                                                                                                      1994           1993
                                                                                                      ----           ----
Deferred tax asets:
   Accounts receivable, principally due to allowance for
     doubtful accounts                                                                              $ 199,369     $   81,879
   Inventories, principally due to reserves for obsolete
     inventory and additional costs inventoried for tax pur-
     poses pursuant to the Tax Reform Act of 1986                                                     188,000         12,822
   Deferred rent, principally due to accrual for financial
     reporting purposes                                                                                18,520         18,163
   Accrued vacation expense, principally due to accrual for
     financial reporting purposes                                                                      10,111          9,994
   Property and equipment, principally due to differences in
     depreciation                                                                                       5,852              -
   Net operating loss carryforwards, principally due to
     correction of errors in the prior years                                                          474,052        919,308
                                                                                                    ---------      ---------
       Total gross deferred tax assets                                                                895,904      1,042,166

       Less valuation allowance                                                                      (544,129)      (719,663)
                                                                                                    ---------      ---------

       Net deferred tax assets                                                                        351,775        322,503
                                                                                                    ---------      ---------


                                                                     (Continued)

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

                                                           March 31,
                                                      --------------------
                                                         1994       1993
                                                      ---------    -------
     Deferred tax liabilities:
       Property and equipment, principally due to
         differences in depreciation                 $    -     $  (5,135)
       Prepaid expenses, principally due to deferral
         for financial reporting purposes             (119,225)   (50,435)
     Subordinated notes, principally due to an
       unamortized discount associated with the
       issuance of detachable stock warrants          (117,550)  (151,933)
                                                     ---------  ---------
         Total gross deferred tax liabilities         (236,775)  (207,503)
                                                     ---------  ---------
         Net deferred tax asset                      $ 115,000  $ 115,000
                                                     =========  =========

     At March 31, 1994, the Company had available net operating loss carryforwards of $1.26 million for federal and state income tax purposes, which expire in 2008. A valuation allowance attributable to the net operating loss carryforward has been established as of March 31, 1994 and 1993 in the amount of $359,052 and $719,663, respectively. Upon a subsequent acquisition Internal Revenue Code Section 382 could limit the utilization of net operating loss carryforwards in future periods.

     The valuation allowance for deferred tax assets as of March 31, 1994 and 1993 was $544,129 and $719,663, respectively, a decrease of $175,534. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

(10) COMMITMENTS AND CONTINGENCIES

     (a)  LEASES

          Substantially all of the Company's facilities, including distribution centers and retail stores are leased under long-term leases accounted for as operating leases. In addition, the Company leases office equipment and vehicles. Under the terms of the leases, the Company is required to maintain adequate insurance coverage.

          The real estate leases generally contain provisions for increases based on the Consumer Price Index, and contain options to renew at the then fair rental value. Certain leases provide for scheduled rent increases or for rent-free periods. In these cases, the Company recognizes the aggregate rent expense on a straight-line basis over the lives of the leases, including the rent-free period, resulting in deferred rent credits of $49,256 and $48,872 as of March 31, 1994 and 1993, respectively, which are being amortized over the terms of the related leases.

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

     Future minimum annual rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of March 3l, 1994 are as follows:


                Year ended                      Amount
                ----------                   -----------

                     1995                     $1,375,700
                     1996                      1,208,805
                     1997                      1,159,965
                     1998                        730,472
                     1999                        177,630
                                              ----------
            Total minimum lease
                 payments                     $4,652,572
                                              ==========

     Rent expense included in selling, general and administrative expenses amounted to approximately $959,000, $725,000, $136,000 and $531,000 for the
     years ended March 31, 1994 and 1993, the three months ended March 31, 1992 and the year ended December 31, 1991, respectively.

(b)  LEGAL MATTERS

     The Company is subject to claims and legal actions that arise in the ordinary course of its business. Management believes that the ultimate liability, if any, with respect to these claims and legal actions will not have a material effect on the financial position or results of operations of the Company.

(C) RELATED PARTY AGREEMENTS

     In March 1992, the Company entered into two five-year consulting agreements with a stockholder and a subordinated note holder, respectively, which provides for an aggregate annual fee of $150,000 for services performed for the Company.

     In March 1992, the Company entered into employment agreements with two stockholders/officers which expire in March 1997. The aggregate annual average base compensation under such agreements is approximately $390,000.

     The respective employment agreements provide such stockholders/officers with the use of automobiles, full medical coverage, reimbursement for life insurance policies, paid vacations, cash incentive bonuses, stock incentive bonus, additional special equity (stock) incentive and substantial severance pay if the Company terminates the stockholders/officers without cause. In addition, 25 percent of the incentive bonuses are applied against the notes receivable from stockholders (see note 4).

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

(11) SUBSEQUENT EVENTS

     (a)  EQUITY INFUSION

          On June 30, 1994, the Company sold an aggregate of 11.54 shares of Class A common stock, $.01 par value per share, for an aggregate consideration of $351,958 to various members of management of the Company.

     (b)  MAJORITY STOCKHOLDER'S FINANCING ARRANGEMENT

          On September 2, 1994, the Company received a representation from the majority stockholder that they are prepared to provide, and will provide the Company with additional subordinated indebtedness and/or capital contributions in the aggregate amount up to $1.5 million, which amount should be sufficient to enable the Company to meet, as of October 31, 1994, the financial covenants as described in notes 7 and
          8. On September 26, 1994, the Company entered into an Agreement and Plan of Reorganization which may modify the majority stockholder's financing arrangement [(see note 11(c)].

     (c)  MERGER WITH AMERIQUEST TECHNOLOGIES, INC.

          On September 26, 1994, the Company entered into an Agreement and Plan of Reorganization with AmeriQuest Technologies, Inc. ("AmeriQuest"), a publicly held company, for the acquisition of the Company by AmeriQuest pursuant to a merger of the Company into a wholly-owned subsidiary of AmeriQuest. In connection with the merger, the Company's common stock and warrants will be exchanged for approximately 1.86 million newly issued shares of AmeriQuest common stock, $3.5 million in cash, and the purchase by AmeriQuest of the subordinated notes at face value plus accrued unpaid interest thereon (see note 8). The merger is subject to the approval of the bank (as defined in note 7) and any United States federal or state governmental commission, board or other regulatory body which are required for the consummation of the merger on or before October 14, 1994 (the "effective date").

          In addition, AmeriQuest shall infuse at least $1.5 million into the Company and shall provide to the majority stockholder a written conformation that from and after the effective date of the merger, the majority stockholder would have no further obligation to provide debt or equity financing to the Company [see note 1l(b)].

ROSS WHITE ENTERPRISES, INC.
(D/B/A NATIONAL COMPUTER DISTRIBUTORS)
CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 1994
(Unaudited)

ASSETS:

 CASH                                                               $   127,369
 ACCOUNTS RECEIVABLE, NET                                            21,203,002
 INVENTORY                                                           27,368,730
 NOTES RECEIVABLE - STOCKHOLDERS                                         66,856
 PREPAID EXPENSES                                                       600,810
 OTHER RECEIVABLES                                                    1,276,432
                                                                    -----------
  TOTAL CURRENT ASSETS                                               50,643,199
                                                                    -----------

 PROPERTY AND EQUIPMENT                                               1,796,570
 LESS ACCUMULATED DEPRECIATION                                         (831,397)
                                                                    -----------
 PROPERTY AND EQUIPMENT, NET                                            965,173
                                                                    -----------
 NOTES RECEIVABLE - STOCKHOLDERS                                        423,028
 OTHER ASSETS                                                           271,987
 GOODWILL, NET                                                           55,786
                                                                    -----------
                                                                    $52,359,173
                                                                    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

 REVOLVING CREDIT AGREEMENT                                         $20,593,289
 ACCOUNTS PAYABLE                                                    26,982,414
 ACCRUED EXPENSES                                                       732,309
                                                                    -----------
  TOTAL CURRENT LIABILITIES                                          48,308,012
                                                                    -----------

 SUBORDINATED DEBT                                                    2,736,986
 DEFERRED RENT                                                           54,484
                                                                    -----------
  TOTAL LIABILITIES                                                  51,099,482

 COMMON STOCK                                                                 2
 PAID IN CAPITAL                                                      2,095,892
 RETAINED DEFICIT                                                      (836,203)
                                                                    -----------
  STOCKHOLDERS' EQUITY                                                1,259,691
                                                                    -----------

                                                                    $52,359,173
                                                                    ===========

The accompanying notes are an integral part of these condensed consolidated financial statements.

ROSS WHITE ENTERPRISES, INC.
(D.B.A. NATIONAL COMPUTER DISTRIBUTORS)
CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS
(Unaudited)
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1994

                                           1994              1993
                                       ------------       -----------
SALES, NET                             $117,695,527       $79,341,420
COST OF GOODS SOLD                      108,555,636        73,430,484
                                       ------------       -----------
 GROSS PROFIT                             9,139,891         5,910,936
                                       ------------       -----------

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES                  6,589,034         4,665,789
                                       ------------       -----------

 OPERATING INCOME                         2,550,857         1,245,147

OTHER INCOME AND EXPENSE:

 OTHER EXPENSES, NET                        259,957           192,388

 INTEREST EXPENSE                         1,296,594           798,866
                                       ------------       -----------

INCOME BEFORE INCOME TAXES                  994,306           253,893

 PROVISION FOR INCOME TAXES                       -                 -
                                       ------------       -----------

NET INCOME                             $    994,306       $   253,893
                                       ============       ===========

The accompanying notes are an integral part of these condensed consolidated financial statements.

ROSS WHITE ENTERPRISES, INC.
(D/B/A NATIONAL COMPUTER DISTRIBUTORS)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1994 AND 1993

                                                        1994         1993
                                                    -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:

NET RESULTS OF OPERATIONS                           $   994,306  $   253,893
ADJUSTMENTS TO RECONCILE NET INCOME TO
 NET CASH USED BY OPERATING ACTIVITIES:
  DEPRECIATION AND AMORTIZATION                         145,938       84,937
  AMORTIZATION OF SUBORDINATED DEBT ISSUE COSTS          49,620       46,559
  PROVISION FOR BAD DEBTS                               239,442      323,423

CHANGES IN ASSETS AND LIABILITIES:
  (INCREASE) DECREASE IN ACCOUNTS RECEIVABLE         (1,347,292)  (6,060,185)
  (INCREASE) DECREASE IN INCOME TAX RECEIVABLE          369,315           -
  (INCREASE) DECREASE IN INVENTORY                      477,128   (3,029,418)
  (INCREASE) DECREASE IN PREPAID EXPENSES              (149,099)     (84,198)
  (INCREASE) DECREASE IN ACCOUNTS PAYABLE            (1,881,526)   1,175,575
  (INCREASE) DECREASE IN OTHER RECEIVABLES              275,373     (219,589)
  (INCREASE) DECREASE IN OTHER ASSETS                  (283,061)      43,214
  INCREASE (DECREASE) IN ACCRUED EXPENSES              (569,817)     802,802
  INCREASE (DECREASE) IN DEFERRED RENT                    5,228      (13,590)
  INCREASE IN DEFERRED INCOME TAX                            -        90,660
                                                    -----------  -----------
   TOTAL ADJUSTMENTS                                 (2,668,751)  (6,839,810)
                                                    -----------  -----------

NET CASH USED BY OPERATING ACTIVITIES                (1,674,445)  (6,585,917)
                                                    -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  PURCHASE OF FURNITURE AND FIXTURES                   (402,647)     (84,319)
                                                    -----------  -----------
    NET CASH USED BY INVESTING ACTIVITIES              (402,647)     (84,319)
                                                    -----------  -----------

CASH PROVIDED FROM (USED IN) FINANCING ACTIVITIES:
  NOTE RECEIVABLE PAYMENT                                 7,604        8,143
  SALE OF COMMON STOCK                                  254,192           -
  BORROWINGS CREDIT LINE LOAN, NET                    1,830,625    7,251,126
                                                    -----------  -----------
    NET CASH USED BY FINANCING ACTIVITIES             2,092,421    7,259,269
                                                    -----------  -----------

NET INCREASE (DECREASE) IN CASH                          15,329      589,033
CASH AT BEGINNING OF THE PERIOD                         112,040       26,051
                                                    -----------  -----------
CASH AT THE END OF THE PERIOD                       $   127,369  $   615,084
                                                    ===========  ===========

The accompanying notes are an integral part of these condensed consolidated financial statements.

                         ROSS WHITE ENTERPRISES, INC.
                    (D/B/A National Computer Distributors)
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)
                              SEPTEMBER 30, 1994

1.  Financial Statement Preparation

    The accompanying condensed consolidated financial statements for the six month periods ended September 30, 1994 and 1993 of Ross White Enterprises, Inc. (the Company) have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information normally included in the financial statements prepared in accordance with generally accepted accounting principles has been omitted pursuant to such rules and regulations. However, the Company believes that the financial statements, including the disclosures herein, are adequate to make the information presented not misleading. In the opinion of management of the Company, the condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and results of operations as of and for the periods presented. These condensed consolidated financial statements should be read in conjunction with the Company's audited financial statements for the year ended March 31, 1994 included elsewhere in this Form 8-K/A.

2.  Statement of Cash Flows

    Cash interest and income taxes paid during the six month periods ended September 30, 1994 and 1993 aggregated $1,302,000 and $0, and $722,000 and
$100,000, respectively.

3.  Subsequent Event

    Effective November 14, 1994, AmeriQuest Technologies, Inc. acquired 100 percent of the outstanding common stock of the Company in exchange for approximately $3.5 million in cash, extinguishment of the subordinated debt at face value plus accrued interest thereon and 1,860,000 shares of AmeriQuest Common Stock.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements of AmeriQuest for fiscal year ended June 30, 1994, and three month period ended September 30, 1994, gives effect to acquisitions of 100 percent of the common stock of Kenfil, Inc., and NCD, and 50.1 percent of Robec. In addition, the pro forma financial statements give effect to the October 1994 Private Equity Placement and the November 1994 Computer 2000 investment transactions. For the purpose of the unaudited pro forma statement of operations, it is assumed that these acquisitions and financing transactions were complete on July 1, 1993, and for the purpose of the unaudited pro forma balance sheet, it is assumed that these acquisitions and financing transactions were complete on September 30, 1994.

                AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES
                       PRO FORMA CONDENSED BALANCE SHEET
                         September 30,1994 (Unaudited)

            (Dollars in thousands except share and per Share data)

    ASSETS

                                          AmeriQuest                        Pro Forma        Pro Forma
                                     Technologies, Inc.(A)      NCD        Adjustments       Combined
                                     ---------------------    --------     -----------       ---------
CURRENT ASSETS
  Cash                                     $  1,378            $   127      $   3,608 (L)    $  5,113
  Accounts receivable, net                   42,687             21,203              0          63,890
  Inventories                                47,291             27,369              0          74,660
  Income taxes receivable                         0                 24              0              24
  Prepaid expenses and other                  1,668              1,920              0           3,588
                                     --------------           --------     -----------       ---------
     Total current assets                    93,024             50,643          3,608         147,275
                                     --------------           --------     -----------       ---------


PROPERTY AND EQUIPMENT, NET                   4,043                965              0           5,008
INTANGIBLE ASSETS, NET                       11,813                 56         10,657 (F)      22,526
OTHER ASSETS                                  1,142                695              0           1,837
                                     --------------           --------     -----------       ---------
                                           $110,022            $52,359       $ 14,265        $176,646
                                     ==============           ========     ===========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY

                                          AmeriQuest                        Pro Forma        Pro Forma
                                      Technologies, Inc.        NCD        Adjustments       Combined
                                      ------------------      --------     -----------       ---------
CURRENT LIABILITIES
  Accounts payable                         $ 29,722            $27,715       $      0        $ 57,437
  Notes payable                              43,211             20,593        (11,287)(K)      52,517
  Other                                       5,358                 54          5,270 (N)      10,682
  Subordinated notes payable                                                   18,000 (G)      18,000
                                      -------------           --------     -----------       --------
     Total current liabilities               78,291             48,362         11,983         138,636
                                      -------------           --------     -----------       --------
LONG-TERM DEBT                                    0              2,737         (2,737)(K)           0
DEFERRED INCOME TAXES                           267                  0              0             267
MINORITY INTEREST                             2,800                  -              -           2,800
STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value;
   authorized 10,000,000 shares;
   issued and no shares issued
   and outstanding                                0                  0              0               0
  Common stock, $.01 par value;
   authorized 30,000,000 shares;
   issued and outstanding
   17,136,935 shares                            171                  0             27 (H,I)       198
  Additional paid-in capital                 44,175              2,096         (2,096)(J)      50,427
                                                                                3,594 (H)
                                                                                2,658 (I)
  Retained deficit                          (15,682)              (836)           836 (J)     (15,682)
                                      -------------           --------     -----------       --------
     Total stockholders' equity              28,664              1,260          5,019          34,943(1)
                                      -------------           --------     -----------       --------
                                           $110,022            $52,359       $ 14,265        $176,646
                                      =============           ========     ===========       ========
OUTSTANDING COMMON
SHARES                                   17,136,935                                        20,541,702
                                      =============                                        ==========

(1) The Company valued its common stock issued in connection with its Kenfil, Robec and NCD acquisitions at a discounted quoted market price, based upon the weighted average discounts received in recently completed private placement equity cash transactions. This valuation represents management's best estimate of the fair value of the Company's common stock. This valuation represents a significant discount from quoted market prices due to the thin public trading volume and small public float of AmeriQuest common stock.

                         AMERIQUEST TECHNOLOGIES, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                         For year ended June 30, 1994
                                  (Unaudited)


(Dollars in thousands, except share and per share data)

                                        AmeriQuest                     Pro Forma       Pro Forma
                                   Technologies, Inc.(A)     NCD       Adjustments     Combined
                                   ---------------------  ---------    -----------   -------------
NET SALES (E)                          $     394,798      $218,808       $      0 (D) $   613,606
COST OF SALES                                359,702       202,114              0         561,816
                                       -------------      --------       --------     -----------
   Gross profit                               35,096        16,694              0          51,790

OPERATING EXPENSES
   Selling, general and administrative        62,599        13,259          1,066 (M)      76,924
   Restructuring charge and
     earthquake loss (C)                       9,130             0              0           9,130
                                       -------------      --------       --------     -----------
                                              71,729        13,259          1,066          86,054
                                       -------------      --------       --------     -----------

   Income (loss) from operations             (36,633)        3,435         (1,066)        (34,264)

OTHER INCOME (EXPENSE)
   Other income                                   71             0              0              71
   Interest expense                           (4,587)       (1,908)           930 (B)      (5,565)
                                       -------------      --------       --------     -----------
                                              (4,516)       (1,908)           930          (5,494)
                                       -------------      --------       --------     -----------

   Minority interest                           2,800             0              0           2,800
                                       -------------      --------       --------     -----------
   Income (loss) before taxes                (38,349)        1,527           (136)        (36,958)

PROVISION FOR INCOME TAXES                      (797)            0              0            (797)
                                       -------------      --------       --------     -----------
   Net income (loss) (C)(E)            $     (37,552)     $  1,527       $   (136)     $  (36,161)
                                       =============      ========       ========     ===========
Net income (loss) per common share     $       (2.64)                                  $    (2.05)
                                       =============                                  ===========
Common and common equivalent shares       14,235,613                                   17,640,380
                                       =============                                  ===========

                         AMERIQUEST TECHNOLOGIES, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   For three months ended September 30, 1994
                                  (Unaudited)

             (Dollars in thousands, except share and per share data)

                                              AmeriQuest                                   Pro Forma       Pro Forma
                                          Technologies, Inc.   Robec, Inc.       NCD       Adjustments      Combined
                                          ------------------   -----------    ---------    -----------     ---------
NET SALES                                 $  49,476             $22,351       $ 61,364      $      0 (D)   $133,191
COST OF SALES                                44,704              22,450         56,628             0        123,782
                                          ---------            --------       --------      --------       --------
   Gross profit (loss)                        4,772                 (99)         4,736             0          9,409

OPERATING EXPENSES
   Selling, general and administrative        5,222               3,317          3,582           361 (M)     12,482
   Research and development                       3                   0              0             0              3
                                          ---------            --------       --------      --------       --------
                                              5,225               3,317          3,582           361         12,485
                                          ---------            --------       --------      --------       --------
   Income (loss) from operations               (453)             (3,416)         1,154          (361)        (3,076)

OTHER INCOME (EXPENSE)
   Other income                                  67                   0              0             0             67
   Interest expense                            (727)               (201)          (669)          233 (B)     (1,364)
                                          ---------            --------       --------      --------       --------
                                               (660)               (201)          (669)          233         (1,297)
                                          ---------            --------       --------      --------       --------
   Income (loss) before taxes                (1,113)             (3,617)           485          (128)        (4,373)
PROVISION FOR INCOME TAXES                        0                   0              0             0              0
                                          ---------            --------       --------      --------       --------
   Net income (loss)                      $  (1,113)           $ (3,617)      $    485      $   (128)      $ (4,373)
                                          =========            ========       ========      ========       ========
Net income (loss) per common share        $   (0.10)                                                       $  (0.21)
                                          =========                                                        ========

Weighted average shares                  11,622,873                                                      20,647,186
                                         ==========                                                      ==========

            FOOTNOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF AMERIQUEST TECHNOLOGIES, INC. AND ROBEC INC.


  The following footnotes reflect the assumptions made in the preparation of the Pro Forma Condensed Consolidated Financial Statements.

(A) The AQS pro forma condensed consolidated statement of operations for the year ended June 30, 1994, under the heading "AmeriQuest Technologies, Inc.," include the historical operating results of AQS, KENFIL, Inc. and ROBEC, Inc. and related pro forma adjustments as reflected in the Company's 8-K/A dated September 12, 1994. Effective June 6, 1994, AQS acquired 51 percent of the outstanding common stock of KENFIL. The remaining 49 percent of outstanding KENFIL common stock was acquired on September 12, 1994. Effective September 22, 1994, AQS acquired 50.1 percent of the outstanding common stock of ROBEC, Inc.


     The AQS historical consolidated balance sheet at September 30, 1994 includes the balance sheet of KENFIL and ROBEC.

(B) To reduce interest expense associated with the redemptions of the following instruments related to the NCD acquisition and the Computer 2000 investment.


                                                  INTEREST
     DEBT INSTRUMENT REDEMPTION              EXPENSE ELIMINATED
     --------------------------      ------------------------------------
                                      Fiscal Year      Three Months Ended
                                     June 30, 1994     September 30, 1994
                                     -------------     ------------------
     NCD Subordinated Debt
     of $2,737,000                      $360,000             $ 82,000

     AQS Notes Payable of
     $11,287,000                         570,000              151,000
                                        --------             --------
                                        $930,000             $233,000
                                        ========             ========


     As the funds used to finance the NCD acquisition and the redemption of the above debt instruments were provided by the October 1994 private placement and the Computer 2000 investments, no forfeited investment earnings are included in these pro forma financial statements (See Note L).

(C) The restructuring charge and earthquake loss of $9,130,000 included in AmeriQuest's historical statement of operations includes $5,700,000 which relates principally to the write-off of certain former personal computer joint venture operations of AQS; and $3,430,000 for losses sustained by Kenfil in the Southern California earthquake.

(D) On July 8, 1994, AmeriQuest reacquired 345,091 shares of its Common Stock from Mr. James D'Jen, a former officer and director of AmeriQuest, as down payment on an obligation of Mr. D'Jen to exchange 350,000 shares of AmeriQuest Common Stock, in exchange for all (100%) of the common stock of AmeriQuest's Singapore subsidiary, CMS Enhancements (S) PTE Ltd. The Singapore subsidiary is a distributor of commodity disk drives. Sales for this Singapore subsidiary approximate $20 million annually, with an approximate breakeven in operating results. The balance of the 4,909 shares of AQS Common Stock were never delivered to the Registrant. Accordingly, after numerous demands of Mr. D'Jen to deliver the balance of the shares due, the Board of Directors resolved on March 17, 1995 to return the shares to Mr. D'Jen evidencing the down payment shares and to abandon the proposed sale.

(E) Effective December 1993, AQS acquired certain assets and assumed certain liabilities of Management Systems Group and acquired the outstanding common stock of Rhino Sales Company. Assuming these acquisitions were reflected in the accompanying pro forma statement of operations as being effective July 1, 1993, the impact of these acquisitions would be to increase revenues approximately $20 million, with no affect on net income.

(F) To effect the purchase of NCD, AmeriQuest issued 1,864,767 shares of AmeriQuest Common Stock plus paid cash of $6,713,000 (including the redemption of subordinate indebtedness of approximately $3 million) in exchange for all 195 outstanding shares of NCD Common Stock and to eliminate NCD's historical equity. The AmeriQuest Common Stock is assumed to have market value of $2.22 per share at the time of the transaction. The valuation of AmeriQuest common stock is based upon a discounted quoted market price, using weighted average discounts received on recently completed private equity cash transactions. AmeriQuest also entered into a stock repurchase agreement covering 661,586 shares of the Company's Common Stock at $3.50 per share, issued to certain former NCD shareholders. As such the obligation of $2.3 million is reflected as a liability in the accompanying pro forma balance sheet. The total purchase price, including debt redemption, is approximately $11.8 million. This purchase price exceeds the fair value of the net assets acquired resulting in goodwill of approximately $10.7 million. The NCD goodwill amount reflects management's preliminary estimate of the fair value of NCD net assets acquired. Management is currently in the process of completing its detailed analysis of the fair value of NCD net assets acquired, however management does not expect that additional purchase price allocation adjustments will have a material effect on the Company's future results of operations or financial position.

(G) The $18 million advance from Computer 2000 AG to the Company is for the purchase of 8.1 million shares of AmeriQuest Common stock. This transaction is subject to approval by AmeriQuest's shareholders. Computer 2000 has agreed, subject to certain conditions, to invest an additional $32 million for an approximately 51 percent ownership interest in AmeriQuest, including shares already owned by AmeriQuest and assuming consummation of the Merger. Due to the contingent nature of the stock conversion, this advance is reflected as a current liability in the accompanying pro forma financial statements. If not approved by June 30, 1995 the advance is due and payable within 20 days.

(H) AmeriQuest completed a private placement of 1,540,000 Common Stock shares and warrants in October, 1994 providing net proceeds of $3,608,000.

(I) Represents AmeriQuest's issuance of 1,864,767 shares of its common stock associated with the acquisition of NCD. The AmeriQuest common stock is assumed to have a market value of $2.22 per share at the time of the acquisition (See Note F). The Company entered into a stock repurchase agreement covering 661,586 of AmeriQuest common shares issued in connection with this acquisition (See Note N).

(J)  To eliminate the historical equity of NCD.

(K) To reflect the reduction of NCD's subordinated indebtedness of $3,046,000, net of discount of $309,000, and the repayment of a portion of AmeriQuest's notes payable, financed by the net proceeds of the Computer 2000 investment (See Note G) and the October, 1994 private placement (See Note H).

(L) Reflects net proceeds remaining from the October, 1994 private placement and the Computer 2000 investment after the acquisition of NCD and the retirement of certain debt as set forth in the following table:


           Private placement                      $  3,608,000
           Computer 2000 investment                 18,000,000
           Cash purchase price of NCD               (3,473,000)
           NCD transaction costs                      (194,000)
           Repayment of NCD
             subordinated indebtedness              (3,046,000)
           Repayment of AQS notes payable          (11,287,000)
                                                  ------------
           Pro forma adjustment                   $  3,608,000
                                                  ============

(M) To record goodwill amortization over the estimated economic life of 10 years.


     Management believes that the most significant intangible acquired is that of the distribution channels. Management has assigned a 10 year economic life to this intangible asset as that is the period of time that management expects to derive benefit from the existing vendor relationships and market position. Management determined that 10 years is an appropriate economic life based upon the historical length of the acquiree's vendor relationships and the overall size and equality of the acquiree's vendors and their product offerings.

(N) Amount reflects the estimated severance and other related costs associated with the closing of NCD's administrative office and certain warehousing locations and a agreement to repurchase 661,586 shares of AmeriQuest common stock, issued to former shareholders of NCD, at $3.50 per share ($2,315,551) (see Note F).

                                     F-28